Exhibit 23.1

Consent of Independent Registered Public Accountant

Willbros Group, Inc.:

We have issued our reports dated February 25, 2009, with respect to the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Willbros Group, Inc. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said reports in the registration statements (Nos. 333-18421, 333-53748, 333-74290, 333-135543, 333-139353, 333-151795 and 333-151796) on Form S-8 and (No. 333-139499) on Form S-3 of Willbros Group, Inc.

/s/ Grant Thornton LLP

Houston, Texas
February 25, 2009